Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Victor J. Haddock-Morales	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Stockholders Approve Combination with GuideWell

SAN JUAN, Puerto Rico – December 13, 2021 – Triple-S Management Corporation (NYSE: GTS) (“Triple-S”), a leading healthcare services company in Puerto Rico, today announced that the merger with GuideWell Mutual Holding Corporation (“GuideWell”), a health solutions company and parent of Blue Cross and Blue Shield of Florida, Inc. (“Florida Blue”), was approved by Triple-S stockholders.

The merger agreement was approved and adopted by approximately 72% of the issued and outstanding shares of Triple-S common stock as of the November 2, 2021 record date for the special meeting of stockholders held on December 10, 2021. A Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission.

The transaction is expected to close by the end of the second quarter of 2022, subject to satisfaction of normal closing conditions and the approval of the Office of the Commissioner of Insurance of Puerto Rico. Upon completion of the transaction, Triple-S will become a wholly owned subsidiary of GuideWell and will continue to operate under the Triple-S brand.

About Triple-S Management Corporation

Triple-S, a health services company, serves more than 1 million customers in Puerto Rico, which represents nearly one-third of the island's population. With over 60 years of experience, it is the premier insurance and managed care brand, with the largest customer base and broadest provider networks on the island. Triple-S has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, Costa Rica, the British Virgin Islands and Anguilla, and offers a broad portfolio of managed care and related products in the commercial, Medicare Advantage and Medicaid segments. Triple-S is also a well-known brand in the life insurance and property and casualty insurance segments in Puerto Rico, with strong customer relationships and a significant market share. For more information about Triple-S, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

About GuideWell

GuideWell is a not-for-profit mutual holding company and the parent to a family of forward-thinking companies focused on transforming health care. The GuideWell organization includes Florida Blue, the leading health insurance company in Florida; GuideWell Health, a portfolio of clinical delivery organizations; GuideWell Venture Group, a portfolio of companies, including Onlife Health and PopHealthCare, focused on creating human-first and innovative health solutions for health plans; GuideWell Source, a provider of administrative services to state and federal health care programs; and WebTPA, a market leading administrator of self-funded employer health plans. In total, GuideWell and its affiliated companies serve more than 45 million people in 45 states. For more information, visit www.guidewell.com.

About Florida Blue

Florida Blue, Florida’s Blue Cross and Blue Shield company, has been providing health insurance to residents of Florida for more than 75 years. Driven by its mission of helping people and communities achieve better health, the company serves more than 5 million health care members across the state. Headquartered in Jacksonville, Fla., it is an independent licensee of the Blue Cross and Blue Shield Association.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to: the risk of a significant delay in consummating the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; risks related to disruption of management time from ongoing business operations due to the proposed transaction; and the risk that potential litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification or liability.

In addition, Triple-S operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from Triple-S’s planning assumptions (either individually or in combination), could cause Triple-S’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities and reserves

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in Triple-S’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers and government agencies consistent with past practice

•	Ability to successfully implement Triple-S’s disease management, utilization management and Star ratings programs

•	Ability to maintain Federal Employees, Medicare and Medicaid contracts

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Triple-S’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) Triple-S does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in Triple-S SEC reports.